EXHIBIT 10.29

                                LICENSE AGREEMENT


THIS AGREEMENT is made the 3rd day of August 1994

BETWEEN:

(1) THE FOOTBALL ASSOCIATION PREMIER LEAGUE LIMITED ("the Licensor") whose registered office is at 16 Lancaster Gate, London W2 3LW

AND

(2)   MERLIN PUBLISHING INTERNATIONAL plc ("the Licensee") registered number:
      2331336 whose registered office is at 18 Vincent Avenue, Crownhill, Milton Keynes, MK8 OAW

WHEREAS:

(A) The Licensee is a manufacturer and distributor of football and other sports cards stickers and sticker albums; and

(B) The Licensor wishes to grant to the Licensee as its sole and exclusive licensee rights to manufacture and distribute cards stickers and albums bearing the insignia and badges of the Licensor and its member clubs, and also the photographic images of all players registered with those clubs.

NOW IT IS HEREBY AGREED as follows:

1.    DEFINITIONS

1.1 In this Agreement (which expression shall include the Schedule hereto) the following words and expressions shall have the meanings ascribed to them below:

"Clubs": in respect of each football season during the Term, those football clubs who at the commencement of the relevant season are affiliated to and members of the Football Association Premier League (a list of the Clubs for the 1993/94 season being attached as Schedule One);

"the Clubs'
Designs":         the official logos designs badges and insignia owned or used by each of the Clubs during the Term the current ones of which have been made available to the Licensee so as to enable it to exercise its rights hereunder;

"the Clubs'
Photographs":     the photographic images of all those players from time to
                  time registered with each of the Clubs the copyright in which is at any time during the Term owned or controlled by any of the Clubs;

"the
Designs":         the Clubs' Designs and the Licensor's Designs;

"F.A.":           Football Association Limited;

"the F.A.
Marks": the trademarks "F.A." and "Football Association" but only as the same may be incorporated within the Designs and not otherwise;

"the Licensed
Articles":        the stickers and trading cards bearing the Marks, the
                  Designs and the Players' Photographs and such other photographs of Players as the Licensee may from time to time determine, together with the sticker albums incorporating the Marks and Designs;


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

"the
Licensor's
Designs":         the official logos designs badges and insignia owned or used by the Licensor during the Term the current ones of which are shown in Schedule 2;

"the
Licensor's
Photographs":     the photographic images of all those players from time to
                  time registered with each of the Clubs the copyright in which is at any time during the Term owned or controlled by the Licensor;

"the
Licensor's
Royalties":       the payments to the Licensor as calculated in accordance with
                  Clause 3.2 and 3.3;

"the Marks":      the trademarks incorporating the Designs which are now or
                  hereafter owned or controlled by the Licensor;

"the Minimum
Guarantee":       the non-refundable advance payments made by the Licensee to the Licensor pursuant to Clause 8 below;

"the Net
Invoice
Amount": the gross invoice price billed by or on behalf of the Licensee to wholesalers and/or retailers less Value Added Tax (at the prevailing rate) where applicable;

"the Net
Sales": the Packets sold by and not returned to the Licensee under this Agreement;

"Packet:"         the unit in which stickers and trading cards are respectively offered for sale to the public;


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

"the
Performance
Targets":         the performance targets to be met by the Licensee during each year of the Term, as set out in Clause 9 below;

"the Player":     a player as defined in the Rules of the Football Association
                  Premier League who is at the relevant time registered with a Club;

"the Players'
Photographs":     the Clubs' Photographs and the Licensors' Photographs;

"the Quarter:"    the period beginning on 1st January, 1st April, 1st July or
                  1st October in any Year;

"the Rights":     those rights granted to the Licensee pursuant to Clause 2.1;

"the Term":       the term of this Agreement which shall commence upon the 1st
                  January 1994 and shall expire on the third anniversary of such date unless extended pursuant to Clause 10 or terminated earlier by either party pursuant to Clause 11;

"the
Territory":       the United Kingdom of Great Britain and Northern Ireland, the
                  Isle of Man, the Channel Islands and the Republic of Ireland;

"the Year":       the calendar year.

1.2 References in this Agreement to Clauses and Schedules are references to the Clauses and Schedules contained in or forming part of this Agreement.

1.3 The headings in this Agreement are for ease of reference only and it is not intended by the parties that they should be used for the purpose of interpreting or construing any of the provisions hereof.


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

2.       LICENSE OF RIGHTS

2.1 In consideration of payment of the Minimum Guarantee and the Licensor's Royalties, the Licensor hereby grants to the Licensee solely and exclusively the following rights throughout the Territory and for the duration of the Term:

         (a) the right to produce, manufacture, distribute and sell the Licensed Articles incorporating the Marks, the Designs the Players' Photographs and such other photographs of Players as the Licensee may determine (to the extent the Licensor is empowered so to do);

         (b) the right to incorporate the Marks, the Designs the Players' Photographs and (to the extent the Licensor is empowered so to do) such other photographs of Players as the Licensee may determine in all types of advertising material (such as press advertising, catalogues, packaging, price tags, etc.) serving the distribution and sale of the Licensed Articles.

2.2 All rights not expressly granted to the Licensee hereunder are reserved to the Licensor who shall be free to use such rights in any manner in its sole discretion.

2.3 The Licensor shall supply, or produce the supply by the Clubs of materials (including Players' Photographs, and artwork and transparencies used in the Designs) which are reasonably necessary for the production of the Licensed Articles. Such supply will be at no cost to the Licensee, other than where processing or handling costs are involved, in which case a reasonable charge (payable to the Licensor or Clubs as appropriate) may be made to cover such costs.

2.4 Any materials supplied to the Licensee hereunder shall as between the parties hereto remain the property of the Licensor (or the Clubs, where applicable).

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3.       LICENSEE'S OBLIGATIONS

3.1 In consideration of the Rights granted under this Agreement the Licensee shall pay to the Licensor the following fees:

         (a) the Minimum Guarantee ( in accordance with the provisions of Clause 8); and

         (b) a royalty on Net Sales (in accordance with the provisions of this Clause).

3.2 The rate of royalty shall be determined by reference to the volume of Net Sales during the Year in question as follows:

             1                                                 2

Volume of Net Sales in the Year                      Royalty Rate Payable

Less than 10,000,000                      [INFORMATION SUBJECT TO REQUEST FOR
                                           CONFIDENTIAL TREATMENT]

10,000,000 - 19,999,999                   [INFORMATION SUBJECT TO REQUEST FOR
                                           CONFIDENTIAL TREATMENT]

20,000,000 - 29,999,999                   [INFORMATION SUBJECT TO REQUEST FOR
                                           CONFIDENTIAL TREATMENT]

30,000,000 - and over                      [INFORMATION SUBJECT TO REQUEST FOR
                                           CONFIDENTIAL TREATMENT]

but:

3.2.1 (for the avoidance of doubt) where the Net Sales in the Year exceed the maximum figure given in any of the bands of column 1 above the higher rate of royalty given in the next band of column 2 shall apply only in respect of that number of Net Sales which fall within the corresponding band of column 1;


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

3.2.2 the rate of royalty assumes that each Packet of stickers shall contain 6 stickers. If, over the Year, the average number per Packet is materially more than 6, then (for the purposes of calculating the royalty pursuant to this Clause 3) the volume of Net Sales shall be reduced pro rata.

3.3      The amount of Licensor's Royalties:

         3.3.1 shall, as regards Packets of stickers, be calculated by applying the appropriate percentage rates set out in Clause 3.2 to the Net Invoice Amount. No deductions ( such as commissions freight packing cost or trade discounts) shall be allowed in determining the Net Invoice Amount. The amount of Licensor's Royalties shall not be less than [INFORMATION SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT] per Packet of stickers.

         3.3.2 shall, as regards Packets of trading cards, be such amount as the parties hereto may agree.

3.4 The Licensor's Royalties and Minimum Guarantee are expressed exclusive of value added tax which shall be charged by the Licensor and paid by the Licensee against accurate invoices at the prevailing rates.

3.5 The Licensee acknowledges that it shall have no right to set off any debts owed to it by the Licensor against any payments due from it to the Licensor hereunder.

3.6 Subject to Clauses 8 and 12.4 below the Licensee undertakes that it shall pay the Licensor's Royalties within 21 days of the last day of December, March, June and September in each Year of the Term by delivering a cheque to the Licensor at the above address or such other address as shall be notified by the Licensor to the Licensee the Licensor undertaking that it shall promptly supply an accurate VAT invoice for the amount thereof charged at the prevailing rates.


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

3.7 In accounting for and paying Licensor's Royalties the Licensee will assume that [INFORMATION SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT] per cent of Packets sold by the Licensee during the preceding quarter will be returned and the Licensee will be entitled to retain [INFORMATION SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT] per cent of the Net Invoice Amount of such Packets as a provision against returns. No later than 21st January in each Year the Licensee will supply the Licensor with an account of Net Sales (including the average number of Stickers per Packet) for the preceding Year adjusted for actual returns together with a balancing payment of Licensor's Royalties if any is payable. The Licensor will immediately pay to the Licensee the amount by which sums paid to the Licensor under Clause
         3.6 in the preceding Year exceed the Net Sales for that Year.

3.8 Any sum due under this Agreement which remains unpaid after the date on which it became due shall subject to Clause 11.1 incur interest at the rate of three per cent (3%) per annum over Barclays Bank plc Minimum Base Lending Rate from time to time (which interest shall be paid to the Licensor at the same time as the principal amount).

3.9 Throughout the Term and for one year after expiration or termination of this Agreement the Licensee shall keep at the address above shown full and accurate books of account, records, contracts and prices showing all dealings in the Licensed Articles including the total number of units of each of the Licensed Articles manufactured, distributed and returned whether by wholesale or retail, or distributed without charge for promotional purposes and of all units lost, damaged or stolen, and a calculation of the Licensor's Royalties in respect of the Licensed Articles.

3.10 Within 21 days of the last day of March, June, September and December in each Year of the Term and the last day of the Quarter in which termination occurs the Licensee shall provide a detailed summary of the information referred to in Clause 3.9 above.


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

3.11 The Licensee agrees that the Licensor shall be entitled to arrange for an annual audit to inspect and make copies of the Licensee's books of account, records, contracts and any other relevant material relating to the Agreement in order to verify the sums due to the Licensor. If such audit reveals that the Licensee owes an additional sum in excess of 10% of the last payment, then the Licensee shall pay the cost of the audit.

3.12 The Licensee agrees to include the following copyright notice in and on the Licensed Articles and in all publicity, advertising, promotional and packaging material in respect of the marketing and distribution of the Licensed Articles: "(Copyright) FA Premier League Limited [Year of publication]", and an appropriate trademark notice whenever the Marks or the F.A. Marks are used.

3.13 The Licensee agrees that the Licensor shall be entitled to approve the Licensed Articles prior to manufacture and distribution such approval not to be unreasonably withheld or delayed PROVIDED that if the Licensor proposes to exercise the right to approve it will notify the Licensee in timely manner and the Licensee undertakes in a timely manner to supply such samples of each of the Licensed Articles in the exact form and material in which the Licensee proposes to manufacture, distribute and sell them. The Licensee acknowledges that such approval if so required must be in writing.

3.14 The Licensee agrees that the Licensor shall be entitled to approve all publicity promotional advertising and packaging material in respect of each of the Licensed Articles such approval not to be unreasonably withheld or delayed PROVIDED that if the Licensor proposes to exercise the right to approve it will notify the Licensee in timely manner and the Licensee undertakes in a timely manner to supply such samples of all such material. The Licensee acknowledges that such approval if so required must be in writing.


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

3.15 The Licensee acknowledges that all copyright, trademarks and any other intellectual property rights in the Marks the Designs and the Players' Photographs together with any goodwill attaching thereto shall as between Licensor and Licensee remain the sole property of the Licensor.

3.16 The Licensee may not assign the Rights granted under this Agreement in total or in part to any third party (without the Licensor's prior written consent).

3.17 The Licensee acknowledges that it is solely responsible for all costs incurred by the Licensee in the commercial exploitation of the Licensed Articles including the manufacturing, distribution, selling, advertising and promotion thereof.

3.18 The Licensee agrees to provide free of charge to the Licensor five (5) copies of each of the Licensed Articles in the form in which they are released to the general public.

4.       LICENSOR'S WARRANTIES

         The Licensor undertakes and warrants that:

4.1 it is fully entitled to enter into this Agreement and to grant the Rights hereunder;

4.2      it is the sole owner of or controls to the extent necessary:

         (i)    the Marks;

         (ii)   the Licensor's Designs;

         (iii)  the Licensor's Photographs;

4.3 it has been licensed by the Clubs to sub-license to the Licensee the rights in the Clubs' Designs and Clubs' Photographs as provided in Clause 2.1;


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

4.4 the exercise by the Licensee of the rights as provided in this Agreement will not infringe the rights of any third party;

4.5 there is not in force at the date hereof any sponsorship or other commercial contract between it or any Club granting and neither it nor any Club will during the Term grant to any third party engaged concerned or interested in or who proposes to be engaged concerned or interested in the manufacture distribution or sale of football stickers or football cards or football sticker or card albums any right in the Territory in the Players' Photographs the Marks or the Designs;

4.6 in the event that any articles substantially similar to the Licensed Articles are without the prior written approval of the Licensor and Licensee distributed or proposed for distribution by a third party the party made aware will immediately notify and consult with the other party and the Licensor will use all reasonable endeavours (including undertaking legal action where in its reasonable opinion it deems this necessary or appropriate) to procure the removal of the unauthorised articles from the market;

4.7 it shall procure that any Club granting permission to a photographer to take photographs on its premises shall, as a condition of such grant, request the photographer to assign to the Club copyright in all photographs taken on the Club's premises.

5.       LICENSEE'S WARRANTIES

         The Licensee undertakes and warrants that:

5.1 it is free and entitled to enter into this Agreement and to perform the obligations undertaken by it hereunder;

5.2 it will not do or omit to do anything which might undermine the validity of the Marks as registered Trade Marks;


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

5.3 if required by the Licensor it will execute and register at its own expense a Registered User Agreement in relation to its use of the Marks and in accordance with the provisions of the Trade Mark Act 1938 and the Trade Mark Rules 1938 and any re-enactments and modifications thereof;

5.4 it will not adopt or use (otherwise than in accordance with the provisions of this Agreement) any trade mark or symbol, emblem, logo, mark or designation which includes or is confusingly similar to or is a simulation or colourable imitation of the Designs or the Marks or which unfairly competes with the same;

5.5 if requested by the Licensor on behalf of the F.A. it will enter into an undertaking on terms reasonably satisfactory to the Licensor on behalf of the F.A. that it will comply with such terms and conditions regarding the use of the F.A. Marks as may reasonably be required by the F.A. and that it shall also enter into a Registered User Agreement in any territory where such an Agreement is, in the F.A.'s reasonable opinion, necessary or desirable to protect the F.A.'s position in relation to the F.A.
         Marks;

5.6 it will in no way alter the photographic negatives or images of the Players' Photographs provided that the Licensor will not prevent the Licensee from reproducing part only of such photographic negatives or images;

5.7 the Licensed Articles shall not make use of the Players' Photographs, Marks or Designs in any way which might be obscene or defamatory;

5.8 the Licensed Articles shall be produced to sample or (if none is required) reasonable quality and shall conform to all regulations of government or other relevant authority;

5.9 it will not without the prior written consent of the Licensor enter into any agreement with a third party for the sponsorship of any of the Licensed Articles.


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

6.       MUTUAL INDEMNITY

6.1 The Licensor and the Licensee mutually undertake to indemnify the other against all liabilities, claims, demands, actions, costs, damages and loss suffered by the party not in breach arising out of any breach by the other party of any of the terms of this Agreement. This undertaking shall not, however, extend to and neither party shall have any liability to the other for loss of profits or goodwill even if such loss was reasonably foreseeable or the party not in breach had been advised of the possibility of the other incurring the same.

6.2 In the event of any claim, dispute, action, writ or summons being brought by any third party against either party in connection with this Agreement the Licensor and the Licensee agree to provide full details to the other party at the earliest opportunity and shall not settle any such matter without first consulting the other party.

7.       CONFIDENTIALITY

         The Licensor and the Licensee shall not disclose to any third party any confidential information relating to the business or future plans of the other party at any time acquired during the existence of this Agreement save in so far as such information has come into the public domain through no fault of the recipient or its agents or employees or its disclosure is required by law and no reference shall be made to the terms of this Agreement by either party in any advertising, publicity or promotional material without the prior consent of the other party.


8.       MINIMUM GUARANTEE

8.1 By way of Minimum Guarantee of its obligation to pay Licensor's Royalty the Licensee shall pay to the Licensor sums at the rate of [INFORMATION SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT]per annum.


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

8.2 The Minimum Guarantee shall accrue Quarterly on the first day of each Quarter during the Term and shall be paid in equal instalments each of [INFORMATION SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT] as to the first instalment on the date of signature of this Agreement and as to subsequent instalments on the last day of each preceding Quarter by the Licensee delivering a cheque drawn on a UK clearing bank to the Licensor at the above address or at such other address as shall be notified by the Licensor to the Licensee.

8.3 The Minimum Guarantee may be set off against the Licensor's Royalties provided such are paid in accordance with the provisions of Clause 3 so that with respect to each Quarter during the Term if the Licensor's Royalties due and payable by the Licensee exceed the amount of Minimum Guarantee paid then only the excess shall be payable by the Licensee.

8.4 For the avoidance of doubt if in any Quarter during the Term the Licensor's Royalties fail to exceed the level of the Minimum Guarantee paid in respect of such Quarter then the Licensee shall not be entitled to any rebate of the Minimum Guarantee payment.

9.       LICENSEE'S PERFORMANCE TARGETS

9.1 The Licensee shall procure that by the following dates the following cumulative retail performance targets are met or exceeded:

         By                 Number of Packets Sold      Cumulative Number Sold

         31st July 1994     [INFORMATION SUBJECT TO REQUEST FOR
                             CONFIDENTIAL TREATMENT]

         31st July 1995     [INFORMATION SUBJECT TO REQUEST FOR
                             CONFIDENTIAL TREATMENT]

         31st July 1996     [INFORMATION SUBJECT TO REQUEST FOR
                             CONFIDENTIAL TREATMENT]

9.2 If by any of the dates given in column 1 of Clause 9.1 the corresponding number of packets given in column 2 has not been sold the Licensor shall have the right within one month of receipt of such information to serve on the Licensee notice terminating this Agreement.


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

10.      EXTENSION

         Subject to due performance of its respective obligations hereunder, either party shall at its option be entitled to extend the Term for a further period of twelve (12) months from the date when the Term would otherwise have expired by giving notice in writing to that effect to the other party not later than six (6) months before the original expiry date. If such notice of extension is served this Agreement shall continue in force upon terms which shall be substantially the same as those stated herein, excluding this Clause and Clause 9.

11.      TERMINATION

11.1 Either party shall be entitled to terminate this Agreement forthwith if the other is in material breach of any of its obligations under this Agreement and has not remedied the same (where capable of remedy) within fourteen (14) days of service of notice by the other party specifying such breach and indicating an intention to terminate if the breach is not remedied (if capable of remedy).

11.2 Either party shall be entitled by notice in writing to the other to terminate this Agreement forthwith if the other goes into liquidation (except for the purposes of amalgamation or reconstruction) or receivership (including administrative receivership) or has an administrator appointed or makes any arrangement or composition with its creditors.

12.      EFFECT OF TERMINATION

12.1 Termination of this Agreement shall not affect rights and obligations (other than the Rights which shall forthwith revert to the Licensor) which may have accrued to either party before the date of such termination.


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

12.2 Upon termination of this Agreement the Licensee shall deliver to the Licensor any materials supplied to it in pursuance of Clause 2.3 above.

12.3     In the event the Licensor terminates this Agreement:

         (a) for any reason pursuant to Clause 9.2 or Clause 11 or Clause 14, the Licensee shall in no way be entitled as a result thereof to any refund of any monies previously paid by it under this Agreement;

         (b) by reason of breach of Clause 3.1 pursuant to Clause 11.1, or for any reason pursuant to Clause 11.2, the Licensee's liability in respect of the Minimum Guarantee shall be for the amount which would have become due under Clause 8 during the balance of the Term (if the Agreement had not been terminated).

12.4 Notwithstanding termination of this Agreement pursuant to the provisions of Clause 9.2, 11 or 14, the following clauses of this Agreement shall be deemed to survive termination or expiry hereof:
         Clauses 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 7 and 13.

13       SELL-OFF PERIOD

         The Licensee shall be entitled to sell off, on a non-exclusive basis, Licensed Articles previously manufactured under this Agreement for the purpose of commercial sale for a period of three (3) months from the date of expiry or termination provided that the Licensee adheres to the terms of this Agreement.

14.      FORCE MAJEURE

         If either party to this Agreement is prevented or delayed in the performance of any of its obligations under this Agreement by a cause affecting the performance of such obligation which is beyond the reasonable control of that party and if such party gives written notice thereof to the other party within 7 days after the


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

         commencement of the cause in question and specifying the matters constituting such cause and the period for which it is estimated that such prevention or delay will continue together with such evidence of such matters as it is reasonably able then to give as from the date of such notice for so long as such cause of prevention or delay shall continue the party so prevented or delayed shall be excused the performance or the punctual performance (as the case may be) of the particular obligation or obligations which it is prevented or delayed from performing PROVIDED that said party shall use its best endeavours to bring to an end such cause as soon as possible and PROVIDED FURTHER that is such cause continues for more than 60 days the other party shall be entitled to terminate this Agreement by notice in writing.

15.      GRANT OF RIGHTS

         The rights granted to the Licensee under this Agreement are personal to the Licensee and not capable of transmission in any form whatsoever to the successors of the Licensee.

16.      NO ASSIGNMENT

         Neither party may assign, transfer, charge or otherwise dispose of or subcontract any of its rights or obligations under this Agreement, or agree so to do, without the prior written consent of the other party. The Licensee is hereby authorised to sub-contract certain additional functions subcontracted at the date hereof, and printing packaging and distribution of the Licensed Articles PROVIDED THAT the Licensee shall remain fully liable to the Licensor for its obligations and undertakings in this Agreement.

17.      NO PARTNERSHIP

         This Agreement shall not constitute a partnership or joint venture between the parties hereto.


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

18.      WHOLE AGREEMENT

         This Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof and may only be amended in writing signed by the duly authorised representatives of both parties.

19.      NOTICES

         Any notice to be served under this Agreement shall be in writing and served upon the recipient at its address hereinbefore set out (or such other address as may be notified for this purpose) either by hand, by first class post, by telex or facsimile and shall be deemed served seventy-two hours after posting if sent by first class post, on delivery if delivered by hand, on receipt of correct answerback if sent by telex and on completion of transmission if sent by facsimile.

20.      LEGAL COSTS

         Each party shall bear the legal costs incurred by it in relation to the preparation of this Agreement.

21.      GOVERNING LAW

         This Agreement shall be governed by the laws of England and the parties hereby submit to the exclusive jurisdiction of the courts of England.

22.      RESTRICTIVE TRADE PRACTICES ACT 1976

         Any provisions in this Agreement or in any arrangement of which this Agreement forms part by virtue of which this Agreement or such arrangement is subject to registration under the Restrictive Trade Practices Act 1976 shall not come into effect until the date following the day on which particulars of this Agreement and of any such arrangement shall have been furnished to the Office of Fair


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

         Trading (or on such later date as may be provided for in relation to such restriction).

   AS WITNESS the hands of the duly authorised representatives of the parties the day and year first before written














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


                                  SCHEDULE ONE

                 The Clubs who are members of the Premier League
                             for the 1993/94 Season



                              Arsenal Football Club
                            Aston Villa Football Club
                         Blackburn Rovers Football Club
                              Chelsea Football Club
                           Coventry City Football Club
                              Everton Football Club
                           Ipswich Town Football Club
                           Leeds United Football Club
                             Liverpool Football Club
                          Manchester City Football Club
                         Manchester United Football Club
                         Newcastle United Football Club
                           Norwich City Football Club
                          Oldham Athletic Football Club
                        Queens Park Rangers Football Club
                         Sheffield United Football Club
                        Sheffield Wednesday Football Club
                            Southampton Football Club
                           Swindon Town Football Club
                         Tottenham Hotspur Football Club
                          West Ham United Football Club
                             Wimbledon Football Club


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


                                  SCHEDULE TWO

                             The Licensor's Designs

Signed by RICK PARRY
Duly authorised on behalf of
THE FOOTBALL ASSOCIATION
PREMIER LEAGUE LIMITED
in the presence of:-




Signed by



Duly authorised on behalf of
MERLIN PUBLISHING
INTERNATIONAL plc
in the presence of:-


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


R.N. Parry Esq.
F.A. Premier League
16 Lancaster Gate
London W2 3LW

2nd July 1996

Dear Rick,

         License Agreement dated 3rd August 1994 between F.A. Premier League Ltd. and Merlin Publishing International plc (the `License Agreement')

This letter will serve as confirmation of our agreement to extend the term of our current License Agreement for cards, stickers and albums.

All conditions expressed in the License Agreement will remain in force and fully applicable in the Additional Period except as expressly set forth herein. All terms used herein without definition shall have the meaning ascribed to them in the License Agreement.

1)       Term

The term of the License Agreement is extended so that it shall extend through to 31st December 2000. The period from 1st January 1997 through to 31st December 2000 is hereinafter referred to as the `Additional Period'.

2)       Exclusivity

Notwithstanding paragraph (B) of the recitals to the License Agreement, as from 1st April 1997 collectable trading cards will be licensed to Merlin on a non-exclusive basis. Collectable stickers and albums will continue to be licensed on an exclusive basis.

3)       Licensed articles

During the Additional Period, the following new items will be included among the Licensed Articles, on a non-exclusive basis:

Dry and wet transfers
Tattoos
Stickers sold on rolls or packs without album

The royalty rate applicable for these new Licensed Articles will be [INFORMATION SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT].

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4)       Consideration

In consideration of the granting of the Additional Period, and the other variations contained herein, the Minimum Guarantee payable in each year of the Additional Period shall be [INFORMATION SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT].

The License Agreement remains in full force and effect and shall only be deemed amended to the extent expressly set forth in this letter.



Signed for and on behalf of                        Signed for and on behalf of
Merlin Publishing International                    F.A. Premier League Ltd.





Kelvyn Gardner                                     R.N. Parry
Group Licensing Director                           Chief Executive